Exhibit 21.1


                    COMPETITIVE TECHNOLOGIES, INC.



                    Subsidiaries of the Registrant
                    (omitting subsidiaries which do
                      not constitute significant
                             subsidiaries)



University Optical Products Co.   (Delaware)

Competitive Technologies of PA, Inc.    (Pennsylvania)

Competitive Technologies of Ohio, Inc.   (Delaware)

University Science, Engineering and Technology, Inc.   (Delaware)